UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2023
Dream Finders Homes, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39916	85-2983036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14701 Phillips Highway, Suite 300 Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (904) 644-7670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DFH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On August 22, 2023, Dream Finders Homes, Inc. (the “Company”) and certain of its subsidiaries (the “Guarantors”) entered into an Indenture (the “Indenture”) among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee, governing the terms of the Company’s $300 million aggregate principal amount of 8.250% Senior Notes due 2028 ( the “Notes”).
Interest and Maturity
The Notes will mature on August 15, 2028, and interest is payable on the Notes semiannually in cash in arrears on each February 15 and August 15, and the first interest payment date for the Notes will be February 15, 2024. The Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors.
Optional Redemption
At any time prior to August 15, 2025, the Company may redeem up to 40% in aggregate principal amount of Notes at a redemption price of 108.250% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date, with an amount not greater than the net proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 60% of the aggregate principal amount of the Notes remains outstanding after such redemption.
In addition, at any time prior to August 15, 2025, the Company may redeem all or part of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest. On and after August 15, 2025, the Company may redeem all or a part of the Notes at redemption prices (expressed as percentages of principal amount) equal to (i) 104.125% for the twelve-month period beginning on August 15, 2025; (ii) 102.063% for the twelve-month period beginning on August 15, 2026; and (iii) 100.000% for the twelve-month period beginning on August 15, 2027, plus accrued and unpaid interest to the applicable redemption date.
Change of Control
Upon the occurrence of a Change of Control (as defined in the Indenture), the holders of the Notes will have the right to require the Company to repurchase all or a portion of the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus any accrued and unpaid interest to the date of purchase.
Certain Covenants
The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to: (i) incur or guarantee additional debt or issue certain types of equity interests; (ii) pay dividends or distributions on, or redeem, repurchase or repurchase its capital stock; (iii) transfer or sell assets; (iv) make certain investments; (v) incur liens; (vi) enter into agreements that restrict dividends or other payments from its Restricted Subsidiaries (as defined in the Indenture) to the Company; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) enter into transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. At any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and S&P Global Ratings, many of these covenants will terminate.
Events of Default
The Indenture provides that each of the following is an Event of Default:
•default for 30 days in the payment when due of interest on the Notes;
•default in the payment when due of the principal of, or premium, if any, on the Notes;
•failure by the Company to comply with its obligations to offer to purchase or purchase notes when required pursuant to the change of control or asset sale provisions of the Indenture or its failure to comply with the covenant relating to merger, consolidation or sale of assets;
•failure by the Company for 180 days after notice to comply with its reporting obligations under the Indenture;
•failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;
•payment defaults with respect to other indebtedness of the Company and its subsidiaries and certain accelerations with respect to other indebtedness of the Company and its subsidiaries in the aggregate principal amount of $30.0 million or more;
•failure by the Company or any subsidiary to pay certain final judgments aggregating in excess of $30.0 million within 60 days;
•any subsidiary guarantee by a Guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker; and
•certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (as defined in the Indenture).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included, or incorporated by reference, in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03 of this Current Report.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Number	Description
4.1	Indenture, dated as of August 22, 2023, by and among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee.
104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREAM FINDERS HOMES, INC.

	By:	/s/ Robert E. Riva
Robert E. Riva
Vice President, General Counsel and Corporate Secretary

Date: August 22, 2023